Exhibit  99.1

Rural Cellular Corporation
Announces 3Q 2006
Financial Results

November 6, 2006 -- ALEXANDRIA, Minn. -- Rural Cellular Corporation (“RCC” or “the Company”) (NASDAQ: RCCC) announces third quarter 2006 financial results and schedules teleconference.

On November 7, 2006 at 8:00 AM CT, RCC will host its third quarter 2006 teleconference to discuss its third quarter results. To participate in the call, please dial (800) 240-4186, give the operator your name and company affiliation. To access a replay of this call through November 16, 2006, dial (800) 405-2236 and 11073125# as the passcode. An audio replay of the teleconference can also be accessed by logging onto the Company's website at www.unicel.com. To access the audio stream, click on the Investor Relations section.

Refer to RCC’s Form 10-Q filed with the Securities and Exchange Commission for the quarterly period ended September 30, 2006 for a comprehensive discussion regarding the Company’s quarterly performance by logging onto the SEC web site at www.sec.gov, or by logging onto the Company's website at www.unicel.com and clicking on the Investor Relations section.

About the Company

Rural Cellular Corporation, based in Alexandria, Minnesota, provides wireless communication services to Midwest, Northeast, South and Northwest markets located in 15 states. For additional information on the Company and its operations, please visit its Web site at www.unicel.com.

Forward-looking statements

Statements about RCC’s future prospects are forward-looking and, therefore, involve certain risks and uncertainties, including but not limited to: competitive considerations, success of customer enrollment and retention initiatives, the ability to increase wireless usage and reduce customer acquisition costs, the ability to deploy new network technology on a timely basis, the ability to service debt, and other factors discussed in RCC’s Report on Form 10-K for the year ended December 31, 2005 and from time to time in its other filings with the Securities and Exchange Commission.

Contact: Chris Boraas, Investor Relations Director - Equity (320) 808-2451
Suzanne Allen, Treasurer - Preferred Securities and Debt (320) 808-2156
# # #

Consolidated Operating Data:	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Penetration (1) (2)	8.9%	9.6%	8.9%	9.6%
Retention (3)	97.4%	97.0%	97.4%	97.3%
Average monthly revenue per customer (4)	$80	$74	$74	$65
Local service revenue per customer (5)	$52	$51	$52	$50
Acquisition cost per customer (6)	$494	$490	$531	$491

Voice customers at period end
Postpaid			577,994	601,699
Prepaid			9,910	12,931
Wholesale			106,673	89,975
Total customers			694,577	704,605

Direct marketed POPs (1)
RCC Cellular			5,828,000	5,651,000
Wireless Alliance			776,000	754,000
Total POPs			6,604,000	6,405,000

(1)	Reflects 2000 U.S. Census Bureau data updated for December 2002.
(2)	Represents the ratio of wireless voice customers, excluding wholesale customers, at the end of the period to population served (“POPs”).
(3)
Determined for each period by dividing total postpaid wireless voice customers discontinuing service during such period by the average postpaid wireless voice customers for such period (customers at the beginning of the period plus customers at the end of the period, divided by two), dividing that result by the number of months in the period, and subtracting such result from one.

(4)	Determined for each period by dividing the sum of service revenue (not including pass-through regulatory fees) and roaming revenue by the monthly average postpaid customers for such period.
(5)	Determined for each period by dividing postpaid service revenue (not including pass-through regulatory fees) by the monthly average postpaid customers for such period.
(6)
Determined for each period by dividing the sum of selling and marketing expenses, net cost of equipment sales, and depreciation of rental telephone equipment by the gross postpaid and prepaid wireless voice customers added during such period.

RURAL CELLULAR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
ASSETS
(Unaudited)

(In thousands)	September 30, 2006	December 31, 2005

CURRENT ASSETS:
Cash and cash equivalents	$76,559	$86,822
Short-term investments	80,295	66,778
Accounts receivable, less allowance for doubtful accounts of $2,713 and $3,567	64,492	72,887
Inventories	12,050	12,849
Other current assets	4,146	4,280
Total current assets	237,542	243,616
PROPERTY AND EQUIPMENT, net	231,716	277,408
LICENSES AND OTHER ASSETS, net:
Licenses	548,513	548,513
Goodwill	348,684	348,684
Customer lists	15,376	29,301
Deferred debt issuance costs	23,260	27,022
Other assets	5,394	6,138
Total licenses and other assets	941,227	959,658
	$1,410,485	$1,480,682

RURAL CELLULAR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
LIABILITIES AND SHAREHOLDERS’ DEFICIT (Unaudited)

(In thousands, except per share data)	September 30, 2006	December 31, 2005

CURRENT LIABILITIES:
Accounts payable	$35,782	$53,492
Advance billings and customer deposits	11,855	11,885
Accrued interest	16,963	39,336
Other accrued expenses	8,401	8,981
Total current liabilities	73,001	113,694
LONG-TERM LIABILITIES	1,877,941	1,847,994
Total liabilities	1,950,942	1,961,688

REDEEMABLE PREFERRED STOCK	181,851	170,976

SHAREHOLDERS’ DEFICIT:
Class A common stock; $.01 par value; 200,000 shares authorized,13,869 and 13,530 outstanding	139	135
Class B common stock; $.01 par value; 10,000 shares authorized, 399 and 427 outstanding	4	4
Additional paid-in capital	213,607	212,420
Accumulated deficit	(936,058)	(862,742)
Unearned compensation	-	(1,799)
Total shareholders’ deficit	(722,308)	(651,982)
	$1,410,485	$1,480,682

RURAL CELLULAR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS
(Unaudited)

(In thousands, except per share data)	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
REVENUE:
Service	$95,979	$98,287	$288,888	$291,847
Roaming	46,952	41,785	114,418	86,519
Equipment	5,842	8,220	18,797	26,694
Total revenue	148,773	148,292	422,103	405,060
OPERATING EXPENSES:
Network costs, excluding depreciation	35,174	32,885	102,343	88,377
Cost of equipment sales	14,609	13,738	40,858	42,747
Selling, general and administrative	37,214	41,189	108,171	114,663
Depreciation and amortization	32,069	24,549	92,127	71,475
Impairment of assets	-	-	-	7,020
Total operating expenses	119,066	112,361	343,499	324,282
OPERATING INCOME	29,707	35,931	78,604	80,778
OTHER INCOME (EXPENSE):
Interest expense	(47,668)	(43,776)	(147,631)	(124,104)
Interest and dividend income	2,077	249	5,827	911
Other	237	(125)	441	(149)
Other expense, net	(45,354)	(43,652)	(141,363)	(123,342)
LOSS BEFORE INCOME TAX BENEFIT	(15,647)	(7,721)	(62,759)	(42,564)
INCOME TAX BENEFIT	(104)	(104)	(313)	(313)
NET LOSS	(15,543)	(7,617)	(62,446)	(42,251)
PREFERRED STOCK DIVIDEND	(3,734)	(3,534)	(10,870)	(10,301)
LOSS APPLICABLE TO COMMON SHARES	$(19,277)	$(11,151)	$(73,316)	$(52,552)
LOSS PER BASIC AND DILUTED SHARE	$(1.37)	$(0.89)	$(5.22)	$(4.24)
WEIGHTED AVERAGE SHARES USED TO COMPUTE LOSS PER BASIC AND DILUTED SHARE	14,090	12,517	14,048	12,388

COMPREHENSIVE LOSS:
LOSS APPLICABLE TO COMMON SHARES	$(19,277)	$(11,151)	$(73,316)	$(52,552)
Adjustments - derivative financial instruments	-	(172)	-	(515)
TOTAL COMPREHENSIVE LOSS	$(19,277)	$(11,323)	$(73,316)	$(53,067)

RURAL CELLULAR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
 (Unaudited)
(In Thousands)	Nine months ended September 30,
	2006	2005
OPERATING ACTIVITIES:
Net loss	$(62,446)	$(42,251)
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and customer list amortization	92,127	71,475
Loss on write-off of debt issuance costs	2,837	243
Mark-to-market adjustments - financial instruments	(178)	-
Gain on repurchase of senior exchangeable preferred stock	(319)	(5,685)
Non-cash junior exchangeable preferred stock dividends	-	3,797
Impairment of assets	-	7,020
Stock-based compensation	947	429
Deferred income taxes	(313)	(313)
Other	1,491	3,528
Change in other operating elements:
Accounts receivable	4,426	(13,893)
Inventories	799	(1,148)
Other current assets	134	(432)
Accounts payable	(10,766)	(3,936)
Advance billings and customer deposits	(29)	986
Accrued senior and junior exchangeable preferred stock dividends	33,450	37,842
Accrued interest	(22,373)	(19,443)
Other accrued expenses	(580)	2,591
Net cash provided by operating activities	39,207	40,810
INVESTING ACTIVITIES:
Purchases of property and equipment	(35,336)	(77,521)
Purchases of short-term investments	(127,751)	-
Maturities of short-term investments	117,100	-
Proceeds from sale of property and equipment	2,688	118
Other	(112)	(125)
Net cash used in investing activities	(43,411)	(77,528)
FINANCING ACTIVITIES:
Proceeds from issuance of common stock related to employee stock purchase plan and stock options	2,059	587
Proceeds from issuance of 8 ¼% senior secured notes	166,600	-
Retirement of senior secured floating rate notes	(160,000)	-
Repurchase of senior exchangeable preferred stock	(11,605)	(13,355)
Other	(3,113)	(87)
Net cash used in financing activities	(6,059)	(12,855)
NET DECREASE IN CASH	(10,263)	(49,573)
CASH AND CASH EQUIVALENTS, at beginning of year	86,822	85,339
CASH AND CASH EQUIVALENTS, at end of period	$76,559	$35,766